Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Reports Adjusted Third Quarter 2013 Earnings of $0.46 per Share
Net income of $476 million or $0.72 per share

DECATUR, Ill., Oct. 29, 2013 – Archer Daniels Midland Company (NYSE: ADM) today reported financial results for the quarter ended Sept. 30, 2013. The company reported adjusted earnings per share1 of $0.46, down from $0.53 in the same period last year. Net earnings for the quarter were $476 million, or $0.72 per share, up from $0.28 per share in the same period one year earlier. Segment operating profit1 was $606 million, down six percent when excluding an impairment charge from the year-ago quarter.

“The team delivered solid operating results overall, despite the lingering effects of the 2012 U.S. drought,” said ADM Chairman and CEO Patricia Woertz. “Oilseeds performed well, particularly in North and South America; Corn benefitted from improved ethanol margins; and Ag Services managed effectively through the transition to new crop.

“Looking forward, as record global crop supplies refill the pipeline, we will employ our efficient network to meet strong demand from customers around the world.”

Third Quarter 2013 Highlights

•	Adjusted EPS of $0.46 excludes approximately $298 million in pretax LIFO credits, or $0.28 per share, and other items totaling ($0.02) cents per share.
•	Oilseeds Processing profit increased $25 million as North American operations effectively managed through the transition between old and new crop.
•	Corn Processing profit increased $91 million on improved results from ethanol.
•
Agricultural Services profit declined $122 million when adjusting for impairment charges in the year-ago quarter. Current-period performance was impacted by low U.S. exports and weak international merchandising results.

•	ADM’s net debt continued to fall, reflecting strong cash flows from lower commodity prices and a focus on cash generation. Net debt reached $3.4 billion, down from $8.8 billion a year ago.

___________________________

1 Non-GAAP financial measures, see pages 5 and 10 for explanations and reconciliations

Adjusted EPS of 46 Cents, down 7 Cents

Adjusted EPS decreased primarily due to lower Agricultural Services operating profit.

This quarter, the company’s estimate of its full-year effective tax rate was 30 percent. This quarter’s effective tax rate of 32 percent includes the resultant year-to-date true up in tax expense and discrete items of $12 million, net. The effective tax rate for the prior-year quarter of 38 percent was negatively impacted by asset impairment charges and other items.

Oilseeds Earnings Strong on North and South American Performance

Oilseeds operating profit in the third quarter was $361 million, up $25 million from the same period one year earlier.

Crushing and origination operating profit was $242 million, down $14 million from the year-ago quarter. Despite tight crop supplies, ADM’s North America oilseed crushing operations had good capacity utilization amid good foreign and domestic protein meal demand. In South America, ADM exported large volumes at the peak of the inverse market, capturing strong margins. European crushing results declined due to limited soybean availability.

Refining, packaging, biodiesel and other generated a profit of $85 million for the quarter, up $57 million on improved biodiesel results and record profits from protein specialties.

Cocoa and other results continued to improve sequentially, though they decreased $24 million compared to the year-ago quarter.

Oilseeds results in Asia for the quarter were up $6 million from the same period last year, principally reflecting ADM’s share of the improved results from Wilmar International Limited.

Corn Processing Results Improved on Ethanol Margin Recovery

Corn processing operating profit of $159 million represented an increase of $91 million from the same period one year earlier. Corn hedge effects in the third quarter were a charge of $11 million, versus a charge of $31 million in the year-ago period.

Excluding the impact of corn hedge ineffectiveness, sweeteners and starches results declined by $26 million, with overall demand and margins remaining solid.

Excluding the impact of corn hedge ineffectiveness, bioproducts results increased $97 million to $71 million. Overall ethanol margins remained profitable though volatile.

Agricultural Services Impacted by Lower U.S. Volumes and Weaker International Merchandising Results

Agricultural Services operating profit was $102 million, up $24 million from the same period one year earlier. When adjusting for year-ago charges related to Gruma and intercompany insurance settlements in the current period of approximately $30 million, results for the segment declined $152 million from last year.

Merchandising and handling earnings declined $104 million to $4 million, as low U.S. crop supplies reduced export volumes and as results from international merchandising were weak.

Transportation results increased $2 million to $21 million on good northbound barge freight business.

Milling and other results remained solid as the milling business continued to perform well.

Conference Call Information

ADM will host a conference call and audio webcast Tuesday, Oct. 29, 2013, at 8 a.m. Central Time to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call.

To listen to the call via the Internet or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial (888) 522-5398 in the U.S. or (706) 902-2121 if calling from outside the U.S. The access code is 71745928.

Replay of the call will be available from Oct. 30, 2013, to Nov. 5, 2013. To listen to the replay by telephone, dial (855) 859-2056 in the U.S. or (404) 537-3406 if calling from outside the U.S. The access code is 71745928. The replay will also be available online for an extended period of time at www.adm.com/webcast.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations Contact
David Weintraub
217-424-5413

Investor Relations Contact
Case McGee
217-451-8286

Financial Tables Follow

Segment Operating Profit and Corporate Results
A non-GAAP financial measure (unaudited)

	Quarter ended			Nine months ended
	September 30			September 30
	2013	2012	Change	2013	2012	Change
	(in millions)
Oilseeds Processing Operating Profit
Crushing and origination	$242	$256	$(14)	$583	$670	$(87)
Refining, packaging, biodiesel, and other	85	28	57	286	191	95
Cocoa and other	5	29	(24)	(23)	240	(263)
Asia	29	23	6	149	108	41
Total Oilseeds Processing	$361	$336	$25	$995	$1,209	$(214)

Corn Processing Operating Profit
Sweeteners and starches (excluding timing effects)	$99	$125	$(26)	$330	$317	$13
Bioproducts (excluding timing effects and charges)	71	(26)	97	245	(39)	284
Corn hedge timing effects	(11)	(31)	20	(40)	7	(47)
Restructuring and exit costs	0	0	0	0	(10)	10
Total Corn Processing	$159	$68	$91	$535	$275	$260

Agricultural Services Operating Profit
Merchandising and handling	$4	$108	$(104)	$104	$286	$(182)
Milling and other (excluding charge)	77	97	(20)	200	259	(59)
Asset impairment charge	0	(146)	146	0	(146)	146
Transportation	21	19	2	30	63	(33)
Total Agricultural Services	$102	$78	$24	$334	$462	$(128)

Other Operating Profit
Financial	$(16)	$16	$(32)	$19	$14	$5
Total Other	$(16)	$16	$(32)	$19	$14	$5

Segment Operating Profit	$606	$498	$108	$1,883	$1,960	$(77)

Corporate Results
LIFO credit (charge)	$298	$(53)	$351	$225	$(110)	$335
Interest expense - net	(105)	(107)	2	(314)	(333)	19
Corporate costs	(97)	(70)	(27)	(250)	(204)	(46)
Employee-related exit costs	0	0	0	0	(71)	71
Gain (Loss) on Australian FX hedges	26	0	26	(25)	0	(25)
Other	(19)	27	(46)	(118)	37	(155)
Total Corporate	$103	$(203)	$306	$(482)	$(681)	$199

Earnings Before Income Taxes	$709	$295	$414	$1,401	$1,279	$122

Total segment operating profit is ADM’s consolidated income from operations before income tax that excludes certain corporate items. Management believes that segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s business unit performance excluding certain corporate overhead costs. Total segment operating profit is a non-GAAP financial measure and is not intended to replace earnings before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income before income taxes or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Nine months ended
	September 30		September 30
	2013	2012	2013	2012
	(in millions, except per share amounts)

Net sales and other operating income	$21,393	$21,808	$65,661	$65,638
Cost of products sold	20,237	21,002	62,942	63,011
Gross profit	1,156	806	2,719	2,627
Selling, general, and administrative expenses	429	390	1,317	1,186
Asset impairment charges and exit costs	23	146	23	231
Equity in (earnings) losses of unconsolidated affiliates	(63)	(113)	(262)	(334)
Interest income	(12)	(30)	(68)	(80)
Interest expense	105	106	318	338
Other (income) expense - net	(35)	12	(10)	7
Earnings before income taxes	709	295	1,401	1,279
Income taxes	(228)	(111)	(424)	(397)
Net earnings including noncontrolling interests	481	184	977	882
Less: Net earnings (losses) attributable to noncontrolling interests	5	2	9	17
Net earnings attributable to ADM	$476	$182	$968	$865

Diluted earnings per common share	$0.72	$0.28	$1.46	$1.31

Average number of shares outstanding	664	661	663	662

Other (income) expense - net consists of:
Net gain on marketable securities transactions	$(2)	$(2)	$(7)	$(11)
Gain on sale of assets	(6)	(5)	(27)	(18)
Gain (Loss) on Australian foreign exchange hedges	(26)	0	25	0
Other - net	(1)	19	(1)	36
	$(35)	$12	$(10)	$7

Summary of Financial Condition
(unaudited)

	September 30,	September 30,
	2013	2012
	(in millions)

NET INVESTMENT IN
Cash and cash equivalents	$3,252	$1,235
Short-term marketable securities	242	507
Operating working capital (a)	10,363	14,796
Property, plant, and equipment	10,125	9,883
Investments in and advances to affiliates	3,183	3,379
Long-term marketable securities	685	246
Other non-current assets	1,365	1,098
	$29,215	$31,144

FINANCED BY
Short-term debt	$364	$3,678
Long-term debt, including current maturities	6,520	6,815
Deferred liabilities	2,765	2,210
Shareholders' equity	19,566	18,441
	$29,215	$31,144

(a) Current assets (excluding cash and cash equivalents and short-term marketable securities) less current liabilities (excluding short-term debt and current maturities of long-term debt).

Summary of Cash Flows
(unaudited)

	Nine months ended
	September 30
	2013	2012
	(in millions)
Operating Activities
Net earnings	$977	$882
Depreciation and amortization	681	651
Asset impairment charges	23	176
Other - net	(235)	94
Changes in operating assets and liabilities	3,423	(1,466)
Total Operating Activities	4,869	337
Investing Activities
Purchases of property, plant and equipment	(659)	(877)
Net assets of businesses acquired	(35)	(56)
Marketable securities - net	296	134
Other investing activities	224	49
Total Investing Activities	(174)	(750)
Financing Activities
Long-term debt borrowings	23	9
Long-term debt payments	(265)	(1,597)
Net borrowings (payments) under lines of credit	(2,489)	2,820
Debt repayment premium and costs	-	(12)
Purchases of treasury stock	(95)	(100)
Cash dividends	(376)	(346)
Other	45	10
Total Financing Activities	(3,157)	784
Increase in cash and cash equivalents	1,538	371
Cash and cash equivalents - beginning of period	1,714	864
Cash and cash equivalents - end of period	$3,252	$1,235

Segment Operating Analysis
(unaudited)

	Quarter ended		Nine months ended
	September 30		September 30
	2013	2012	2013	2012
	(in '000s metric tons)

Processed volumes
Oilseeds	7,191	7,462	22,928	23,414
Corn	5,794	6,281	17,314	18,491
Milling and Cocoa	1,878	1,790	5,364	5,210
Total processed volumes	14,863	15,533	45,606	47,115

	Quarter ended		Nine months ended
	September 30		September 30
	2013	2012	2013	2012
	(in millions)

Net sales and other operating income
Oilseeds Processing	$9,216	$9,688	$26,695	$27,066
Corn Processing	3,393	3,126	10,084	8,789
Agricultural Services	8,751	8,956	28,781	29,674
Other	33	38	101	109
Total net sales and other operating income	$21,393	$21,808	$65,661	$65,638

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter Ended		Nine months ended
	September 30		September 30
	2013	2012	2013	2012
Reported EPS (fully diluted)	$0.72	$0.28	$1.46	$1.31
Adjustments:
LIFO (credit) charge (a)	(0.28)	0.05	(0.21)	0.10
Effective tax rate adjustment (b)	0.02	0.03	-	0.03
Brazil income tax remeasurement (c)	-	0.01	-	0.01
Asset impairment charges (d)	0.02	0.16	0.02	0.16
(Gain) Loss on Australian-dollar foreign exchange hedges (e)	(0.02)	-	0.02	-
FCPA charge (f)	-	-	0.06	-
Restructuring and exit costs (g)	-	-	-	0.08
Sub-total adjustments	(0.26)	0.25	(0.11)	0.38
Adjusted earnings per share (non-GAAP)	$0.46	$0.53	$1.35	$1.69

(a)	The Company’s pretax changes in its LIFO reserves during the period, tax effected using the Company’s U.S. effective income tax rate.
(b)	The impact to EPS due to the increase in the current estimated annual effective tax rate on prior quarter’s earnings.
(c)	The tax impact of foreign-exchange remeasurement of certain Brazilian assets.
(d)	The asset impairment charges related to certain fixed assets and investments, tax effected using the applicable U.S. and Mexican tax rates.
(e)	The gain or loss on Australian-dollar foreign exchange hedges tax effected using the Company’s U.S. effective income tax rate.
(f)	The FCPA charge related to an estimated provision for settlement with the government agencies pertaining to potential violations of anti-corruption practices net of estimated tax.
(g)	The restructuring and exit costs related primarily to the global workforce reduction program, tax effected using the applicable U.S., European and South American tax rates.

Adjusted EPS is ADM’s fully diluted EPS after removal of the effect on Reported EPS of certain specified items as more fully described above. Management believes that Adjusted EPS is a useful measure of ADM’s performance because it provides investors additional information about ADM’s operations allowing better evaluation of ongoing business performance. Adjusted EPS is a non-GAAP financial measure and is not intended to replace or be an alternative to EPS, the most directly comparable GAAP financial measure, or any other measures of operating results under GAAP. Earnings amounts in the tables above have been divided by the company’s diluted shares outstanding for each respective quarter in order to arrive at an adjusted EPS amount for each specified item.